Exhibit 99.2

AETHER COMPLETES CORPORATE REORGANIZATION

AETHER HOLDINGS, INC. IS NEW
PUBLICLY TRADED HOLDING COMPANY

BALTIMORE, MD — July 12, 2005 — Aether Systems, Inc. and Aether Holdings, Inc. (Nasdaq: AETH) reported today that they have completed the corporate reorganization first publicly proposed on May 4, 2004, the primary purpose of which is to help protect the long-term value of its substantial net operating and capital loss carryforwards. The reorganization was approved at the 2005 Annual Meeting of Stockholders on July 12, 2005. As a result of the reorganization, stockholders of Aether Systems will receive one share of common stock of Aether Holdings, Inc. in exchange for each share of common stock of Aether Systems that they own.

The common stock of Aether Holdings, Inc. is listed on the Nasdaq National Market under the symbol “AETH” — the same symbol under which the common stock of Aether Systems, Inc. was previously listed. The common stock of Aether will cease to trade at the close of the market today.

Aether Holdings said it will shortly mail to all stockholders instructions regarding the process of exchanging their Aether common stock for common stock of Aether Holdings. As described in detail in the proxy statement/prospectus first mailed to stockholders on or about May 31, 2005, the common stock of Aether Holdings carries the same rights and obligations as common stock of Aether Systems, except that the Aether Holdings common stock is subject to certain transfer restrictions intended to help protect the long-term value of Aether’s tax loss carryforwards.

Aether Systems, Inc. also reported that at its Annual Meeting of Stockholders, the stockholders reelected each of the seven existing directors of Aether Systems, Inc. for a one year term and approved the appointment of KPMG LLP as the company’s independent auditor. Aether Systems also confirmed its previously announced expectation that its operations for the second fiscal quarter will be cash positive.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include those regarding the expectations of the Company about the future use of tax loss carryforwards and the effect of the transfer restrictions imposed on the common stock of the Company. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be able to realize value from our accumulated loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both, (2) the transfer restrictions applicable to the common stock of Aether Holdings may not prevent an ownership change from occurring or may not be considered effective by the Internal Revenue Service, in which case our ability to use our loss carryforwards could be substantially limited and (3) other factors discussed in our filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Aether Holdings, Inc.
Steven Bass, (443) 394-5029